Exhibit 99.1

NEWS

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE
Christopher W. Wolf
Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452

CATALINA MARKETING UPDATES STATUS OF SEC INQUIRY

ST. PETERSBURG, Fla.,(March 9, 2004) – Catalina Marketing Corporation (NYSE: POS) today announced that the Securities and Exchange Commission (SEC) issued a formal order in connection with its investigation of certain aspects of the company’s financial accounting revenue recognition policies.

The matter has been the subject of an informal SEC inquiry, and the issuance of the formal order was an expected step which will assist the SEC in connection with its investigation. As previously disclosed, Catalina has been fully cooperating with the agency, and intends to continue to do so in order to bring the inquiry to a conclusion as promptly as possible. Specifically, the company believes that the SEC’s inquiry is focusing primarily on the revenue recognition timing issues that company management identified at its Catalina Health Resource division. As previously announced, the company’s auditors are currently engaged in an audit of the company’s financial statements for its 2003 fiscal year and a re-audit of its financial statements for fiscal years 2001 and 2002.

Based in St. Petersburg, FL., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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